SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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EnPro Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EnPro Industries, Inc. 2016 Proxy Statement Supplement

Correction

This Proxy Statement Supplement (this “Supplement”) of EnPro Industries, Inc. (“EnPro”) corrects a printing error included in the graphical presentation appearing on page 35 of EnPro’s proxy statement (the “proxy statement”) dated March 31, 2016 for our 2016 annual meeting of shareholders to be held on Wednesday, May 4, 2016, at 11:30 a.m. at EnPro’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina. Capitalized terms in this Supplement have the meanings given to such terms in the proxy statement.

The text on page 35 of the proxy statement preceding the graphical presentation properly described that the calculation under the Equity Value Plan for the year ended December 31, 2012, the first measurement period under the Equity Value Plan, did not include GST on a pro forma basis, but that GST was included on a pro forma basis in the calculation for the year ended December 31, 2015, the final year of the measurement period. The graphical presentation included on page 35 of the proxy statement inaccurately indicated that GST was included on a pro forma basis for both measurement periods. Accordingly, the graphical presentation included on page 35 of the proxy statement should read as follows:

The following graphical presentation illustrates the calculation under the Equity Value Plan for the 2013 LTIP awards:

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2016: The proxy statement, 2015 annual report to shareholders and this Supplement are available at: http://www.enproindustries.com/shareholder-meeting.

April 20, 2016